CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated October 30, 2003, relating to the financial statements and financial highlights which appears in the August 31, 2003 Annual Report to Shareholders of Credit Suisse Institutional Fixed Income Fund, Inc. and Credit Suisse Institutional High Yield Fund, Inc., which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Auditors and Counsel" in such Registration Statement.

/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP

Philadelphia, PA
December 22, 2003